Exhibit 4.72

Power of Attorney

This Power of Attorney is made by Liu Fenghua (ID Card No.:332522197211090030) on January 31, 2023 and issued to Zhejiang Mengxiang Consulting Service Co., Ltd. (the “Trustee”).

I, Liu Fenghua, hereby grant to the Trustee a special power of attorney, authorizing the Trustee to exercise or delegate, as my Trustee and on my behalf, the following rights enjoyed by myself in my capacity as a council member of Qingtian Overseas Chinese International School (the “School”), including but not limited to:

(1) To attend the school council meeting as my proxy; enjoy the right to speak, propose, vote, elect and stand for election, and the right to know, propose and supervise the meeting of the council and business activities carried out by the School;

(2) To exercise voting rights on behalf of myself on all matters discussed and resolved by the council members of the School (including but not limited to appointment and dismissal of the principal; amendment to the articles of association of the School and amendment to the rules and regulations of the School; deliberation of School business development plans and plans of major business activities; formulation of operation strategy, investment plan and development plan of the School, approval of annual work plan of the School; formulation of plans on the setting up of internal institutions and branches of the School; examination and approval of plan for increasing the registered capital; raising of school-running funds, examination and verification of budget and final accounts of the School; dismissing, adding additional directors; supervising the management staff’s implementation of decisions of the council; reviewing the work report of the management staff and evaluating the management staff; organizing and establishing the new council within three months before the expiration of the term of council, and reporting the Sponsor’s approval; determination of the fixed quotas and salary standards for the staff of the School; decision on the division, merger, termination of the School, change in the sponsor and other matters of the School; appointment and appointment of the members of the liquidation team of the Target School and/or their proxies, approval of the liquidation plan and liquidation reports, etc.);

(3) To propose to convene a school council meeting;

(4) To execute council meeting minutes, council meeting resolutions or other legal documents which, as a council member of the School, have the right to execute;

(5) To instruct the legal representative, financial, business, administrative chiefs, etc. of the school to act in accordance with the Trustee’s intentions;

(6) To exercise other council members’ rights and voting rights under the articles of association of the School (including any other council member’s voting rights as stipulated in the amended articles of association);

(7) To complete legal procedures such as the registration, examination and approval and license of the School with the education authority, civil affairs authority or other competent governmental authorities; and

(8) Any other rights of the council members as pursuant to the applicable PRC laws, regulations and the School’s articles of association (and its amendments from time to time).

The Trustee shall have the right to designate, and delegate such authority granted to Trustee, to the Trustee’s council members or individuals designated by him/her.

If the Trustee’s civil rights are inherited or succeeded by the Successor or the liquidator due to division, merger, liquidation and other reasons of the Trustee, the successor or the liquidator shall have the right to exercise all the above rights in place of the Trustee.

I irrevocably agree that the authorizations and delegations set out herein shall not be held to be invalid, voidable, impaired or otherwise adversely affected by my incapacity, limited capacity, death or other similar events, provided that with the written consent and/or confirmation of the Trustee I shall no longer serve as a council members of the School.

This Power of Attorney is a part of the Proxy Agreement for School’s Sponsors and Council Members, and matters not mentioned herein, including but not limited to, the applicable laws, the dispute resolution, the validity term, and the definitions and interpretations, are governed by the relevant provisions of the Proxy Agreement for School’s Sponsors and Council Members.

Hereby authorize.

Entrustor (Signature /Seal):

January 31, 2023